Exhibit (E)(14)

Amended and Restated Guaranty

     This Amended and Restated Guaranty is a restatement of the Guaranty made by Colorado Pacific Homes, Inc., a Colorado Corporation, (the “Guarantor”), dated May 24, 1999 to the Holder of that certain Promissory Note in the original principal amount of $2,320,000.00 dated December 3, 1998 (the “Note”) executed by Calprop Corporation, a California Corporation, (the “Maker”) in favor of Curci-Turner Company, a California General Partnership, (the “Holder”) and is based upon the following facts:

     A.       On December 3, 1998, Calprop Corporation, a California Corporation, as Maker, executed the Note in favor of Curci-Turner Company, a California General Partnership.

     B.       On May 24, 1999, Colorado Pacific Homes, Inc., a Colorado Corporation, as Guarantor, executed its Guaranty of the Note to the Holder.

     C.       Concurrently with the execution of the Guaranty, Colorado Pacific Homes, Inc., a Colorado Corporation, as Trustor, executed and delivered a Deed of Trust, (the “Deed of Trust”), dated May 24, 1999 to the Public Trustee of the County of Arapahoe, State of Colorado, which Deed of Trust secures the Guaranty of Guarantor on real property described therein. Said Deed of Trust was recorded on June 28, 1999 as document No. A9106275 in Arapahoe County, Colorado.

     D.       Effective September 1, 1999, Curci-Turner Company, a California General Partnership was merged into and became part of Curci-Turner Company, a Limited Liability Company, (the “LLC”). As hereinafter used in this Amended and Restated Guaranty, the term Holder shall mean the LLC and its successors and assigns.

     E.       On June 19, 2002, the Note was amended by Amendment No. One (1) to Promissory Note to extend the Maturity Date to July 31, 2003.

     F.       On July 19, 2003, the Note was further amended by Amendment No. Two (2) to Promissory Note to extend the Maturity Date to January 28, 2004.

     G.       Concurrently with the execution of this Amended and Restated Guaranty, Maker and Holder have executed that certain Amendment No. Three (3) to Promissory Note to provide for a loan of additional funds in the amount of $1,900,000.00 from Holder to Maker which amount when added to the then existing outstanding principal balance of the Note brought the outstanding principal balance of the Note to $4,291,145.97, (the “Principal”).

     H.       Additionally, Amendment No. 3 to Promissory Note provided for an extension of the Maturity Date to June 30, 2004.

     I.       Guarantor now wishes to restate its Guaranty of the Note as amended by Amendments One, Two and Three described above to Holder as provided herein.

     NOW, THEREFORE, in consideration of the Holder advancing additional funds to the Maker of the Note which funds were used for the benefit of the Guarantor and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, and intending to be legally bound, the Guarantor hereby covenants and agrees as follows:

     1.       The Guaranty: The Guarantor hereby absolutely and unconditionally guarantees to the Holder repayment of the Note, as amended from time to time, including, without limitation, principal, interest and reasonable collection costs, (the Guaranteed Obligations”). To secure this Guaranty, the Guarantor hereby grants to the Holder a security interest in and to the property more particularly described in that certain Deed of Trust referred to in Recital C above and concurrently hereof, the Guarantor has executed that certain Modification of Deed of Trust.

     2.       Application of Payments. Any payment made by the Guarantor under this Guaranty shall be effective to reduce or discharge the liability of the Guarantor hereunder without further notice of any kind.

     3.       Continuing Guaranty. Except as otherwise provided herein, this Guaranty shall continue to be in force and be binding upon the Guarantor until the Note has been paid in full.

     4.       Enforcement. This Guaranty may be enforced by the Holder without first resorting to or exhausting any other remedies, security or collateral, provided, however, that nothing herein contained shall prevent the Holder from suing on the Note or from exercising any other rights thereunder.

     5.       Insolvency Proceedings. This Guaranty shall remain and continue in full force and effect notwithstanding, and shall not be modified or discharged as a result of, the institution by or against the Maker of bankruptcy or insolvency proceedings of any nature.

     6.       Termination. This Guaranty shall terminate when the Note has been paid in full.

     7.       General Provisions.

          (a)       No delay on the part of the Holder in the exercise of any power or right shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

          (b)       This Guaranty may not be assigned by Guarantor.

          (c)       Holder may assign its interest and rights hereunder without the consent of Guarantor.

          (d)       This Guaranty is made under and shall be governed by the laws of the State of California.

          (e)       This Guaranty shall be binding upon and inure to the benefit of the respective heirs, successors, representatives and assigns of the Guarantor.

          (f)       In the event this Guaranty is placed in the hands of an attorney for enforcement, the Guarantor will reimburse the Holder for all expenses incurred, including reasonable attorneys’ fees.

          (g)       All of the terms, conditions and provisions set forth in the Deed of Trust and the Modification of Deed of Trust executed concurrently with this Amended and Restated Guaranty, which together secure the Guaranty of Guarantor are hereby incorporated herein by this reference.

     IN WITNESS WHEREFORE, the undersigned has executed this Amended and Restated Guaranty effective this 22nd day of December, 2003.

GUARANTOR: COLORADO PACIFIC HOMES, INC. A Colorado Corporation
By:	/s/ Mark F. Spiro, CFO

By:	/s/